ARTICLES OF AMENDMENT
                                         TO
                   AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                         OF
                                MESABA HOLDINGS, INC.


               Mesaba Holdings, Inc., a corporation organized and existing under the laws of the State of Minnesota (herein referred to as the "corporation"), in accordance with the provisions of Minnesota Statutes, Section 302A.139, hereby certifies as follows:

               1.   The name of the corporation is Mesaba Holdings, Inc.

               2. Section 3.01 of Article III of the Amended and Restated Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:


                         3.01  The aggregate number of shares of
                    Common Stock which this corporation shall have the authority to issue is sixty million (60,000,000) shares of Common Stock each with $.01 par value. Such shares shall be designated as this corporation's "Common Stock."


               3. The amendment of the Amended and Restated Articles of Incorporation of the corporation has been duly adopted by the Board of Directors and the shareholders pursuant to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A.

               IN WITNESS WHEREOF, these Articles of Amendment of Mesaba Holdings, Inc. are hereby executed on behalf of the corporation this 31st day of August 1998.


                                             MESABA HOLDINGS, INC.



                                             By /s/ Bryan K. Bedford
                                                _________________________

                                                  Bryan K. Bedford
                                                  President and Chief
                                                  Executive Officer